Exhibit 2.01

Resource Extraction Payment Report

Ternium qualifies as a resource extraction issuer under the Final Rule and is required to prepare and file an annual report on payments made to Governments, which relate to its extractive activities. The Final Rule requires resource extraction issuers to disclose the following information: (i) the type and total amount of payments made for each project relating to the commercial development of minerals; (ii) the type and total amount of payments, by payment type, for all projects made to each government; (iii) the total amounts of payments, by payment type; (iv) the payments currency; (v) the fiscal year in which payments were made; (vi) the business segment of the resource extraction issuer that made the payments; (vii) the governments that received the payments and the country in which each such government is located; (viii) the project of the resource extraction issuer to which the payments relate; (ix) the particular resource that is the subject of commercial development; (x) the method of extraction used in the project; and (xi) the major subnational political jurisdiction of the project.

“Government”, within the meaning of the Final Rule, refers to both the Federal Government of the U.S. and any foreign government, department, agency or instrumentality of a foreign government, or a company owned by a foreign government, as determined by the Commission.

For purposes of “project level” disclosure of payments to Governments, the Final Rule has defined “project” as encompassing the following three factors:

(i)	the type of resource being commercially developed (either oil, gas, or a specific mineral);

(ii)	the method of extraction (a well, an open pit, or underground mining); and

(iii)	the major subnational political jurisdiction where the commercial development is taking place (whether it is a state, province, district, region, territory, or other).

In terms of reporting obligations, any activity involving the commercial development of multiple resources or extraction methods will be considered as a single project if such activities are located within the same political jurisdiction. Consequently, if the commercialized resource involves different major subnational political jurisdictions and generates the obligation to make payments in each of them, the resource extraction issuer must report each of those activities as different projects.

For purposes of this Report, certain taxes that are levied at the entity level (i.e., at Ternium’s mining subsidiary level) have been reported as entity level payments. In addition, and for the sake of clarity, this Report contains: (i) a “Project-level disclosure” table, in which payments made to governmental authorities are disaggregated in terms of the project for which each payment was made, and the locations of each of the activities, in order to comply with the “project level” disclosure required by the Final Rule; and (ii) a “Government-level disclosure” table of payments made at an entity level to each government authority. For purposes of presenting the information at a “project level”, certain payments were disaggregated and presented in proportion to the production of each mine or location, despite the fact that such payments were not made with respect to each project individually but in connection with the operation of the entity (i.e., Ternium’s mining subsidiaries) as a whole.

Pursuant to the disclosure requirements of the Final Rule, Ternium is filing this Report to disclose payments made to Governments for the purpose of the commercial development of minerals.

This Report presents information on payments made during the fiscal year ended December 31, 2025. The figures and values regarding the payments mentioned in this Report are expressed in U.S. dollars, as this is the currency used for the presentation of the Company’s consolidated financial statements. All payments made in a currency other than U.S. dollars have been converted to U.S. Dollars at the average exchange rate of the reporting period.

PAYMENTS PER GOVERNMENT AND PROJECT

Below is the information on payments made by Ternium or its consolidated subsidiaries to Governments both on a project and on a government basis. The information presented below corresponds to payments made by the Company or its consolidated subsidiaries during the fiscal year ended December 31, 2025. The extracted mineral in all cases is iron ore.

All payments were made by subsidiaries of Ternium Mexico, S.A. de C.V., in Mexican pesos (MXN) or by a subsidiary of Usinas Siderúrgicas de Minas Gerais S.A., in Brazilian reais (BRL). For the purposes of this Report, such payments were converted from the applicable local currency into U.S. dollars at the average exchange rate during the reporting period.

Project-level Disclosure

Mexico

Payment overview per project
						Taxes		Fees
Country	Company	Mine	Location	Type of Mine	Government Payee	IRS (income tax) (*)	Special Tax (Impuesto especial de minería) (*)	Mining Rights	Royalties
Mexico	Las Encinas S.A. de C.V.	Aquila	Aquila, Michoacán (MX-MIC)	Open Pit	Internal Revenue Service (Secretaría de Hacienda)	1,908,150	-	-	-
					Ministry of Economy (Secretaría de Economía)	-	1,073,190	20,541	-
		Palomas	Pihuamo and Tecalitlán, Jalisco (MX-JAL)	Open Pit	Internal Revenue Service (Secretaría de Hacienda)	670,532	-	-	-
					Ministry of Economy (Secretaría de Economía)	-	377,123	67,093	-
		Other concessions without extraction at the moment	N/A	N/A	Internal Revenue Service (Secretaría de Hacienda)	-	-	-	-
					Ministry of Economy (Secretaría de Economía)	-	-	5,378,730	-

	Consorcio Minero Benito Juárez Peña Colorada S.A. de C.V.	Peña Colorada	Minatitlán,Colima (MX-COL)	Open Pit	Internal Revenue Service (Secretaría de Hacienda)	1,398,934	-	-	-
					Ministry of Economy (Secretaría de Economía)	-	6,194,566	15,787	-
		Other concessions without extraction at the moment	N/A	N/A	Ministry of Economy (Secretaría de Economía)	-	-	445,581	-
					Total	3,977,616	7,644,879	5,927,732	-

Note: With respect to Peña Colorada, the amounts disclosed correspond to 50% of the total payments made, reflecting Ternium’s 50% ownership interest in Peña Colorada.

(*)	Payments on account of Income Taxes, or Special Taxes are levied and made at an entity level (i.e., by the Company’s mining subsidiary) and not at a project or jurisdiction level. Consequently, for purposes of complying with the project-level disclosure requirements of the Final Rule, the figures presented in this Report with respect to such payments were calculated by attributing to each project the corresponding portion of income taxes and special tax payments in proportion to each such project’s production.

Brazil

Payment overview per project
						Taxes		Fees
Country	Company	Mine	Location	Type of Mine	Government Payee	IRS (income tax) (*)	TFRM (*)	Mining Rights	Royalties (*)
Brazil	Mineração Usiminas	Mina Central	Serra Azul, city of Itatiaiuçu, State of Minas Gerais, Brazil (BR-MG)	Open Pit	Internal Revenue Services (Receita Federal do Brasil)	12,627,991	-	-	-
					National Mining Agency (Agência Nacional de Mineração)	-	-	-	11,283,333
					State Finance Secretary (Secretaria de Estado de Fazenda de Minais Gerais)	-	2,555,252	-	-

		Mina Oeste	Serra Azul, city of Itatiaiuçu, State of Minas Gerais, Brazil (BR-MG)	Open Pit	Internal Revenue Services (Receita Federal do Brasil)	4,483,108	-	-	-
					National Mining Agency (Agência Nacional de Mineração)	-	-	-	4,005,736
					State Finance Secretary (Secretaria de Estado de Fazenda de Minais Gerais)	-	907,149	-	-
					Total	17,111,099	3,462,401	-	15,289,069

(*)	Payments on account of Income Taxes, TFRM (Taxa de Fiscalização de Recursos Minerais) and Royalties (Compensação Financeira sobre a Exploração Mineral) are levied and made at an entity level (i.e., by the Company’s mining subsidiary) and not at a project or jurisdiction level. Consequently, for purposes of complying with the project-level disclosure requirements of the Final Rule, the figures presented in this Report with respect to such payments were calculated by attributing to each project the corresponding portion of income taxes and special tax payments in proportion to each such project’s production.

Government-level Disclosure

Country	Payments per government	Taxes	Fees	Royalties	Total
Mexico	Internal Revenue Services (Secretaría de Hacienda)	3,977,616	-	-	3,977,616
	Ministry of Economy (Secretaría de Economía)	7,644,879	5,927,732	-	13,572,611

Brazil	Internal Revenue Services (Receita Federal do Brasil)	17,111,099	-	-	17,111,099
	National Mining Agency (Agência Nacional de Mineração)	-	-	15,289,069	15,289,069
	State Finance Secretary (Secretaria de Estado de Fazenda de Minais Gerais)	3,462,401	-	-	3,462,401
	Total	32,195,995	5,927,732	15,289,069	53,412,796

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